Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 701 Fifth Avenue Suite 5100 Seattle, Washington 98104-7036 o: 206.883.2500 f: 206.883.2699

November 18, 2021
Rover Group, Inc.
720 Olive Way, 19th Floor
Seattle, Washington 98101
Re:    Registration Statement on Form S-1
Ladies and Gentlemen:
This opinion is furnished to you in connection with the Registration Statement on Form S-1 (Registration No. 333-260937), as amended (the “Registration Statement”), filed by Rover Group, Inc. (the “Company”) with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of up to 11,000,000 shares of the Company’s Class A common stock, $0.0001 par value per share (the “Shares”), to be sold by certain selling stockholders identified in such Registration Statement (the “Selling Stockholders”), and up to an additional 1,650,000 shares pursuant to the exercise of an option granted to the underwriters by certain of the Selling Stockholders. We understand that the Shares are to be sold by the Selling Stockholders to the underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and among the Company, the Selling Stockholders and the underwriters (the “Underwriting Agreement”).
We are acting as counsel for the Company in connection with the sale of the Shares by the Selling Stockholders. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.
We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.
On the basis of the foregoing, we are of the opinion that the Shares to be sold by the Selling Stockholders in accordance with the terms of the Underwriting Agreement have been duly authorized and are validly issued, fully paid and nonassessable; provided, however, that with respect to the 950,446 shares to be sold by certain Selling Stockholders that will be sold upon the exercise of vested options prior to such sale, such shares will be validly issued, fully paid and nonassessable upon the exercise of such options in accordance with their terms prior to such sale.
AUSTIN          BEIJING          BOSTON          BRUSSELS          HONG KONG           LONDON          LOS ANGELES          NEW YORK          PALO ALTO
SAN DIEGO          SAN FRANCISCO          SEATTLE          SHANGHAI          WASHINGTON, DC          WILMINGTON, DE

Rover Group, Inc.
November 18, 2021

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.

Sincerely,

/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation